CELGENE CORPORATION

                                 120,000 SHARES

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)


This prospectus relates to the offer and sale by Celgene Corporation ("Celgene" or the "Company") of up to 120,000 shares (the "Shares") of the Company's common stock, issuable by the Company upon exercise of options ("Options") granted to certain former employees of Celgene (the "Options Holders") pursuant to the terms of the Celgene Corporation Replacement Stock Option Plan (the "Plan"). See "Description of the Plan." This Prospectus also relates to such indeterminate number of additional shares of Common Stock as may become subject to awards under the Plan as a result of the antidilution provisions contained therein. The Company will not receive any proceeds from the resale of the Common Stock by the Options Holders other than the aggregate exercise price payable upon exercise of the Options. The Common Stock is traded on the Nasdaq National Market under the symbol "CELG." On May 28, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $9 3/8 per share.

SEE "RISK FACTORS" STARTING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.











                  The date of this Prospectus is May 29, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") via EDGAR. The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 3190, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically through the Commission's home page on the World Wide Web at http://www.sec.gov.

         The Company has filed with the Commission, via EDGAR, a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Commission or accessed electronically through the Commission's home page on the World Wide Web at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus and made a part hereof:

     (i)    Annual Report on Form 10-K for the fiscal year ended December
            31, 1997, as amended by an Amendment on Form 10-K/A.
     (ii)   Quarterly Report on Form 10-Q for the period ending March 31, 1997.
     (iii) The description of the Common Stock contained in its registration statement on Form 8-A, File No. 0-16132, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide, upon request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to: Secretary, Celgene Corporation, 7 Powder Horn Drive, Warren, New Jersey 07059; (732) 271-1001.


                                   THE COMPANY


         Celgene Corporation ("Celgene" or the "Company") is a specialty pharmaceutical company engaged in the development and commercialization of human pharmaceuticals and agrochemicals, and is employing two broad technology platforms: (i) small molecule immunotherapeutic compound development and (ii) biocatalytic chiral chemistry synthesis. The initial therapeutic focus of the immunology program is the development of small molecule pharmaceuticals that have the potential to selectively regulate Tumor Necrosis Factor [alpha] ("TNF[alpha]"), a protein whose overproduction has been linked to many chronic inflammatory and immunological diseases. The Company's lead compound in immunology is THALOMID(TM), its formulation of thalidomide, a potent yet selective inhibitor of TNF[alpha]. On September 19, 1997, the Company received an approvable letter from the U.S. Food and Drug Administration ("FDA") for THALOMID for the treatment of erythema nodosum leprosum ("ENL"), an inflammatory complication of leprosy. The Company expects to submit an additional New Drug Application ("NDA") in 1998 for THALOMID in the treatment of cachexia (wasting) in patients with Acquired Immune Deficiency Syndrome ("AIDS"). Celgene has further applied its expertise in small molecule chemistry to develop a class of novel and proprietary thalidomide analogues, called IMiDs(TM) (Immunomodulatory Drugs), as well as a class of proprietary immunotherapeutic pharmaceutical compounds called SelCIDs (TM) ("Selective Cytokine Inhibitory Drugs"). These two classes of compounds are orally administered small molecules that are highly specific for the suppression of TNF[alpha] and are intended to treat chronic inflammatory diseases and other disorders.

         The initial therapeutic focus of the biocatalytic chiral chemistry synthesis program is the development of chirally pure pharmaceuticals designed to have greater efficacy and fewer side effects than existing racemic versions. The Company's lead compound in this area is a chirally pure version of dlmethylphenidate (currently marketed under the trade name Ritalin(R)). The Company completed a Phase I/II trial in fall 1997 and announced that its chirally pure version demonstrated statistically significant efficacy versus a placebo and preliminary indications of longer duration of action relative to the racemic version. The Company is also employing its biocatalytic chiral chemistry synthesis technology to develop chirally pure agrochemicals with superior attributes and/or lower manufacturing costs than the conventional, nonchirally pure equivalent.

         The Company is currently developing THALOMID for the treatment of a variety of serious disease states for which there are currently no adequate therapies. In April 1997, the Company announced that data from its Phase II/III trial of thalidomide for the treatment of cachexia in patients with AIDS showed a statistically significant positive result in a primary endpoint, weight gain. The Company expects to submit an NDA for this indication in 1998. Celgene is also studying thalidomide in clinical trials for the treatment of Recurrent Aphthous Stomatitis ("RAS"), in a phase II/III trial and AIDS-Chronic Diarrhea, in a Phase II trial. In addition, the Company expects to commence clinical trials in 1998 to study thalidomide for the treatment of Behcet's disease/Complex Aphthosis, in a Phase II/III trial, and various oncological applications. Working with the FDA, Celgene has developed a comprehensive education program and distribution system designed to support the safe and appropriate use of thalidomide due to the drug's history of teratogenicity (capacity to cause birth defects) and other side effects.

         Celgene is employing its small molecule immunotherapeutics platform to develop compounds with the objective of producing an array of novel, highly potent, selective, safe, orally administered drugs that have the potential to regulate the overproduction of TNF[alpha]. Overproduction of TNF[alpha] has been implicated in symptoms associated with certain chronic inflammatory and immunological diseases. Chronic inflammatory diseases collectively afflict millions of patients, and are inadequately treated with existing therapies. The Company has developed two classes of compounds, IMiDs and SelCIDs, which have been demonstrated in in vitro tests using human cells to be significantly more capable than thalidomide at suppressing TNF[alpha] production and, in preclinical tests, have not demonstrated teratogenicity. The initial therapeutic indications targeted for IMiDs and SelCIDs include inflammatory bowel disease, rheumatoid arthritis and oncological applications. The Company's first SelCID was found to be well tolerated in a completed Phase I clinical trial in the United Kingdom and a multiple dosing trial was recently initiated. The United States Patent and Trademark Office ("U.S. PTO") has issued composition of matter patents to the Company relating to certain of its novel IMiDs and SelCIDs.

         Celgene's core chiral technology involves a biocatalytic process. Biocatalysis involves the identification and manipulation of enzymes to perform specialized chemical reactions to produce chirally pure compounds. Chirality refers to the property of many chemical compounds to exist in two or more different conformations that are mirror images of each other. While one conformation may have beneficial effects, the other or others may be inactive or produce undesirable effects. Chirally pure compounds contain only one of these conformations, and thus may have attributes superior to those of the racemic mixture.

         From 1991 until early 1998, Celgene has manufactured and sold chirally pure intermediates to major pharmaceutical companies for use in the development of chirally pure pharmaceuticals, and a number of these companies are conducting advanced clinical trials of pharmaceuticals that incorporate the Company's chirally pure intermediates. On January 9, 1998, the Company completed the sale of its chiral intermediate business, including rights to Celgene's enzymatic technology and the personnel associated with this line of business, to Cambrex Corporation ("Cambrex"). The terms provided for a payment of $7.5 million at closing, plus future royalties payments up to a present value of $7.5 million from Cambrex's sales of chirally pure products derived from such enzymatic technology. Celgene retains the right to use the technology in its chiral agrochemicals and chiral pharmaceutical development business.

         The Company is employing its biocatalytic chiral chemistry synthesis technology to develop its own chirally pure versions of existing pharmaceutical products that may demonstrate greater efficacy and/or fewer side effects than existing racemic products. The Company filed Investigational New Drug applications ("INDs") in the United States and Canada for a chirally pure version of dl-methylphenidate, which has been used for decades in formulations such as Ritalin(R), for the treatment of Attention Deficit Hyperactivity Disorder ("ADHD") in children. The Company completed its Phase I/II clinical trial of the drug and announced that its chirally pure version demonstrated statistically significant efficacy versus a placebo and preliminary indications of longer duration of action relative to the racemic version. The Company is also developing a chirally pure formulation of mexiletine for the treatment of neuropathic pain, a chronic pain state frequently associated with trauma, spinal cord injury, and complications of diabetes. Celgene reported that its chirally pure formulation of mexiletine substantially reduced severe neuropathic pain in established animal models.

         Celgene, through its Celgro (TM) subsidiary, is also applying its chiral technology to the production of chirally pure agrochemicals, in which the Company's biocatalytic process can add significant value by substantially lowering manufacturing costs and reducing environmental impact. Since 1994, the Company has been developing a process to manufacture a chirally pure version of a currently marketed crop protection agent under a research and development agreement, initially with Sandoz and subsequently with BASF AG ("BASF"), which acquired Sandoz' agrochemical business. The Company has successfully scaled up its process technology to demonstrate ability to produce commercial quantities of the BASF product.

         Celgene has established a sales and marketing organization to commercialize THALOMID and initially intends to employ approximately 25 persons in this capacity. The Company intends to develop and market its own pharmaceuticals for indications with smaller patient populations. With drugs for indications with larger patient populations, the Company anticipates partnering with pharmaceutical companies. The Company also anticipates partnering with companies for the development and commercialization of the Company's chirally pure pharmaceutical and agrochemical products. Celgene expects that these arrangements typically will include milestone payments, reimbursement of research and development expenses and royalty payments.

         The Company was incorporated in Delaware in 1986. The Company's principal executive offices are located at 7 Powder Horn Drive, Warren, New Jersey 07059. Its telephone number is (732) 271-1001 and its fax number is (732) 271-4184.

         The Company's principal office is located at 7 Powder Horn Drive, Warren, New Jersey 07059, and its telephone and fax numbers are (732) 271-1001 and (908) 805-3931, respectively.

                                  RISK FACTORS

         Uncertainty of Product Development. Many of the Company's products and processes are in the early or mid-stages of development and will require the commitment of substantial resources, extensive research, development, preclinical testing, clinical trials, manufacturing scale-up, and regulatory approval prior to commercialization. The Company has not yet commercialized any immunotherapeutic pharmaceuticals, chirally pure pharmaceuticals, or chirally pure agrochemicals. All of the products under development by the Company will require further development, clinical testing, and regulatory approvals, and there can be no assurance that commercially viable products will result from these efforts.

         Uncertainty Associated with Clinical Trials; Extensive Government Regulation; No Assurance of Regulatory Approval. The preclinical development, clinical trials, manufacturing, marketing, and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. There can be no assurance that the Company will be able to obtain the necessary approvals required to market its products in any of these markets. The testing, marketing, and manufacturing of the Company's proprietary products will require regulatory approval, including approval from the FDA, and, in certain cases, from the U.S. Environmental Protection Agency (the "EPA"), or governmental authorities outside of the United States that perform roles similar to those of the FDA and EPA. It is not possible to predict how long the approval processes for any of the Company's products will take or whether any such approvals ultimately will be granted. Positive results in preclinical testing and/or early phases of clinical studies are no assurance of success in later phases of the approval process. In general, preclinical tests and clinical trials can take many years, and require the expenditure of substantial resources, and the data obtained from such tests and trials can be susceptible to varying interpretation that could delay, limit, or prevent regulatory approval. Also, delays or rejections may be encountered during any stage of the regulatory approval process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, the regulatory agency's requirements for safety, efficacy, and quality or, in the case of a product seeking an orphan drug indication, because another designee received approval first; and those requirements may become more stringent due to changes in regulatory agency policy, or the adoption of new regulations. Clinical trials may also be delayed due to unanticipated side effects, the inability to locate, recruit and qualify sufficient numbers of patients, lack of funding, the inability to locate or recruit scientists, the redesign of clinical trial programs, the inability to manufacture or acquire sufficient quantities of the particular product candidate or any other components required for clinical trials, changes in focus of the Company's or its collaborative partner's development focus, and the disclosure of trial results by competitors. Even if regulatory approval is obtained for any of the Company's products, the scope of the approval may significantly limit the indicated uses for which such products may be marketed. Approved drugs and agrochemicals, as well as their manufacturers, are subject to on-going review, and discovery of previously unknown problems with such products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market. Delays in obtaining, or the failure to obtain and maintain, necessary approvals from the FDA, EPA, or other regulatory agencies for the Company's proprietary products, or the products in which the Company's products are to be included, would have a material adverse effect on the Company's business, financial condition, and results of operations.

         No Assurance of Market Acceptance. There can be no assurance that those of the Company's products which receive regulatory approval, including THALOMID, or for which no regulatory approval is required, will achieve market acceptance. A number of factors render the degree of market acceptance of the Company's products uncertain, including the extent to which the Company can demonstrate such products' efficacy, safety, and advantages over competing products, as well as the reimbursement policies of third party payors, such as government and private insurance plans. In addition, there can be no assurance that the Company's Celgro subsidiary will be able to negotiate licensing agreements with agrochemical manufacturers on terms acceptable to the Company. Failure of the Company's products to achieve market acceptance would have a material adverse effect on the Company's business, financial condition, and results of operations.

         Risks of Product Liability and Availability of Insurance. The Company may be subject to product liability or other claims based on allegations that the use of its technology or products has resulted in adverse effects, whether by participants in the Company's clinical trials or by patients (if and when such products are approved). Thalidomide, when used by pregnant women, has resulted in serious birth defects. Therefore, necessary and strict precautions must be taken by physicians prescribing the drug to women with childbearing potential, and there can be no assurance that such precautions will be observed in all cases or, if observed, will be effective. Use of thalidomide has also been associated, in a limited number of cases, with other side effects, including nerve damage. Although the Company has product liability insurance in force that it believes to be appropriate, there can be no assurance that it will be able to obtain additional coverage as required, or that such coverage will be adequate to protect the Company in the event claims are asserted against it. The obligation to defend against or pay any product liability claim may have a material adverse effect on the Company's business, financial condition, and results of operations.

         Dependence on Patent and Proprietary Rights. The Company's success will depend, in part, on its ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary, and conduct its business without infringing the proprietary rights of others. The patent positions of pharmaceutical and biotechnology firms, including the Company, can be uncertain and involve complex legal and factual questions. In addition, the coverage sought in a patent application can be significantly reduced before the patent is issued. Consequently, the Company does not know whether any of its pending applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage, or will be circumvented by others. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications, or that it was the first to file patent applications for such inventions. In the event a third party has also filed a patent for any of its inventions, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in the loss of any opportunity to secure patent protection for the invention and the loss of any right to use the invention, and even if the eventual outcome is favorable to the Company, such interference proceedings could result in substantial cost to the Company. Protection of patent applications and litigation to establish the validity and scope of patents, to assert patent infringement claims against others and to defend against patent infringement claims by others can be expensive and time-consuming. There can be no assurance that in the event that any claims with respect to any of the Company's patents, if issued, are challenged by one or more third parties, that any court or patent authority ruling on such challenge will determine that such patent claims are valid and enforceable. An adverse outcome in such litigation could cause the Company to lose exclusivity relating to such patent claims. If a third party is found to have rights covering products or processes used by the Company, then the Company could be forced to cease using the technologies covered by the disputed rights, could be subject to significant liabilities to such third party, and could be required to license technologies from such third party. Also, different countries have different procedures for obtaining patents, and patents issued by different countries provide different degrees of protection against the use of a patented invention by others. There can be no assurance, therefore, that the issuance to the Company in one country of a patent covering an invention will be followed by the issuance in other countries of patents covering the same invention, or that any judicial interpretation of the validity, enforceability, or scope of the claims in a patent issued in one country will be similar to the judicial interpretation given to a corresponding patent issued in another country. Furthermore, even if the Company's patents are determined to be valid, enforceable, and broad in scope, there can be no assurance that competitors will not be able to design around such patents and compete with the Company using the resulting alternative technology. The Company does not currently have, nor does it intend to seek, patent protection relating to the use of THALOMID to treat erythema nodosum leprosum, an inflammatory complication of leprosy, which is the only indication with respect to which the Company has received an approvable letter from the U.S. Food and Drug Administration. The Company also relies upon unpatented proprietary and trade secret technology that it seeks to protect, in part, by confidentiality agreements with its collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that the Company would have adequate remedies for any such breach, or that the Company's trade secrets, proprietary know-how, and technological advances will not otherwise become known to others. In addition, there can be no assurance that, despite precautions taken by the Company, others have not and will not obtain access to the Company's proprietary technology.

         History of Operating Losses; Accumulated Deficit; Uncertainty of Future Profitability; Capital Requirements; Uncertainty of Additional Funding. The Company has sustained losses in each year since its incorporation in 1986. The Company sustained a net loss of $25.0 million for the year ended December 31, 1997 and $17.8 million for the year ended December 31, 1996, and had an accumulated deficit of approximately $119.5 million at December 31, 1997. The Company expects to make substantial expenditures to further develop its immunotherapeutic program, to commercialize THALOMID, and to expand the chiral crop protection business, and, based on these expenditures, it is probable that losses will continue for at least the next 12 to 18 months. The Company is currently utilizing its cash resources at a rate of approximately $2.0 million per month. The Company expects that its rate of spending generally will remain high as the result of increased clinical trial costs and expenses associated with the regulatory approval process and commercialization of products now in development. In order to assure funding for the Company's future operations the Company is seeking additional capital resources. These may include the sale of additional securities under appropriate market conditions, alliances or other partnership agreements with entities interested in and possessing resources to support the Company's immunotherapeutic or chiral programs, or other business transactions which would generate sufficient resources to assure continuation of the Company's operations and research programs in the long-term. However, no assurances can be given that the Company will be successful in raising such additional capital or entering into a business alliance. Further, there can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow.

         If the Company is unable to raise additional funds, the Company believes that its current financial resources could fund operations through 1998. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the results of the Company's development and commercialization programs, the timing and results of preclinical and clinical trials, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing, and sales capabilities, the ability of the Company to license its biocatalytic chiral process technology to agrochemical companies, the technological advances and activities of competitors, and other factors.

         Intense Competition and Rapid Technological Change. The pharmaceutical and agrochemical businesses in which the Company operates are highly competitive and subject to rapid and profound technological change. The Company's present and potential competitors include major chemical and pharmaceutical companies, as well as specialized biotechnology firms in the United States and in other countries. Most of these companies have considerably greater financial, technical, and marketing resources than the Company. The Company also experiences competition in the development of its products and processes from universities and other research institutions and, in some instances, competes with others in acquiring technology from such sources. The pharmaceutical and agrochemical industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and the Company expects competition to intensify as technical advances in each field are made and become more widely known. There can be no assurance that others will not develop products or processes with significant advantages over the products and processes that the Company is seeking to develop. Any such development could have a material adverse effect on the Company's business, financial condition, and results of operations.

         Dependence on Sole Supplier of Raw Material and Sole Encapsulator for THALOMID. The Company obtains all of its bulk drug material for THALOMID from a single source. In addition, the Company currently relies on a single manufacturer to encapsulate THALOMID. Because the FDA requires that all suppliers of pharmaceutical bulk material and all manufacturers of pharmaceuticals for sale in the United States achieve and maintain compliance with current Good Manufacturing Practice regulations and guidelines ("GMP"), if the operations of the sole supplier or the sole encapsulator were to become unavailable for any reason, the required FDA review of the operations of a new supplier or new encapsulator could cause a delay in the manufacture of THALOMID. Such a delay could have a material adverse effect on the Company's business, financial condition, and results of operations.

         Dependence on Collaborations and Licenses with Third Parties. The Company's ability to fully commercialize its proprietary products, if developed, may depend to some extent upon the Company's ability to enter into joint ventures or other arrangements with established pharmaceutical companies with the requisite experience and financial and other resources to obtain regulatory approval, and to manufacture and market such products. Accordingly, the Company's success will depend, in part, upon the subsequent success of such third parties in performing preclinical testing and clinical trials, obtaining the requisite regulatory approvals, scaling up manufacturing, successfully commercializing the licensed product candidates and otherwise performing their obligations. There can be no assurance that the Company will be able to enter into acceptable collaborative and licensing arrangements on acceptable terms, if at all, that such arrangements will be successful, that the parties with which the Company may establish arrangements will perform their obligations, or that potential collaborators will not compete with the Company by seeking alternative means of developing therapeutics for the diseases targeted by the Company. There can be no assurance that the Company's existing or future arrangements will lead to the development of product candidates or compounds with commercial potential, that the Company will be able to obtain or maintain proprietary rights or licenses for the proprietary rights with respect to any technology or product candidates or compounds developed in connection with these arrangements, or that the Company will be able to ensure the confidentiality of any proprietary rights and information developed in such arrangements or prevent the public disclosure thereof.

         Under an agreement with The Rockefeller University ("Rockefeller"), the Company has obtained certain exclusive rights and licenses to manufacture, use, and sell products that are based on compounds identified in research carried out by Rockefeller and the Company that can be used for treating toxicity associated with high concentrations of TNF[alpha] (the "Rockefeller License"). The Rockefeller License is terminable by Rockefeller in the event of a material breach of the agreement's terms by Celgene, which breach shall fail to be remedied for more than sixty days after notice thereof.

         Lack of Manufacturing Capabilities. The manufacture of large quantities of pharmaceuticals is a complex process, and all pharmaceutical manufacturing facilities must comply with applicable regulations of the FDA. The Company currently has no experience in, or its own facilities for, manufacturing any products on a commercial scale. The Company currently utilizes an outside manufacturer for the production of THALOMID, and currently intends to utilize outside manufacturers if and when needed to produce the Company's other products on a commercial scale. There can be no assurance that such manufacturers will meet the Company's requirements for quality, quantity, or timeliness, or that these manufacturers will achieve and maintain compliance with all applicable regulations.

         Limited Marketing Capabilities. The Company has established a sales and marketing organization to commercialize THALOMID (subject to regulatory approval of the product), and with respect to certain other products, it may seek a corporate partner to provide such services. Any delay in developing these resources for THALOMID may have an adverse impact on potential sales of THALOMID. The Company has contracted with a specialty distributor to distribute THALOMID if and when approved. Failure of such specialty distributor to properly and continuously perform its obligations under such agreement could have a material adverse effect on the Company.

         Dependence on Third-Party Reimbursement; Uncertainty of Product Pricing. Sales of the Company's pharmaceutical products will depend, in part, on the extent to which the costs of such products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, private health coverage insurers, and other third party payors. These health care management organizations and third party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority, and the prices of pharmaceutical and biotechnology drugs have been targeted in this effort. If the Company succeeds in bringing any pharmaceutical products to market, there can be no assurance that such products will be considered cost effective by payors, that reimbursement will be available or, if available, that the level of reimbursement will be sufficient to allow the Company to sell its products on a profitable basis.

         Dependence on Key Personnel. The success of the Company will depend, in large part, on its ability to continue to attract and retain highly skilled scientific and management personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract and retain such persons. The loss of the Company's executive officers or scientific personnel, or the failure of the Company to attract and retain other highly skilled personnel would have a material adverse effect on the Company's business, financial condition, and results of operations. The Company does not maintain key man life insurance coverage on the lives of any of its officers or key employees.

         Environmental/Safety Hazards. The Company uses certain hazardous materials in its research and development activities. While the Company believes it is currently in substantial compliance with the federal, state, and local laws and regulations governing such use, there can be no assurance that accidental injury or contamination will not occur. Any such accident or contamination could result in substantial liabilities, which could exceed the Company's resources. Additionally, there can be no assurance that the cost of compliance with environmental and safety laws and regulations will not be greater than currently expected.

         Shares Eligible for Future Sale. Future sales of substantial amounts of Common Stock could adversely affect the prevailing market price of the Company's Common Stock. As of May 15, 1998, there were outstanding stock options for approximately 2,612,013 shares of Common Stock, of which approximately 1,592,897 were currently exercisable, and warrants either outstanding or issuable upon demand that are exercisable for 883,286 shares of Common Stock. All shares of Common Stock referred to in this paragraph would be freely tradeable upon issuance.

         Potential Fluctuations in Quarterly Operating Results. The Company has historically experienced, and expects to continue for the foreseeable future to experience, significant fluctuations in its quarterly operating results. This fluctuation is due to a number of factors, many of which are outside the Company's control, including the timing of receipt of certain research and development payments. Future operating results will depend on many factors, including demand for the Company's products, regulatory approvals, the timing of the introduction and market acceptance of new products by the Company or competing companies, the Company's ability to control costs and its ability to attract and retain highly qualified scientific and management personnel. Such quarterly fluctuations in operating results may result in increased volatility of the Company's stock price.

         Volatility of Stock Price. There has been significant volatility in the market prices for publicly traded shares of specialty pharmaceuticals companies, including those of the Company. There can be no assurance that the price of the Common Stock will remain at or exceed current levels. Factors such as announcements of technical or product developments by the Company or its competitors, market conditions for specialty pharmaceuticals stocks in general, governmental regulation, healthcare legislation, public announcements regarding medical advances in the treatment of the disease states that the Company is targeting, or patent or proprietary rights developments may have a significant impact on the market price of the Common Stock.

         Anti-Takeover Effects of Shareholder Rights Plan; Certain Charter and By-law Provisions; Delaware Law. The Board of Directors has adopted a shareholder rights plan (the "Rights Plan"), the purpose of which is to protect stockholders against unsolicited attempts to acquire control of the Company that do not offer a fair price to all stockholders. The Plan is not intended to prevent, and should not prevent, an offer to acquire the Company at a price and on terms that are in the best interests of all stockholders, or a negotiated transaction to sell the Company for a purchase price determined by the Board to be in the Company's and its stockholders' best interests, nor should it have a material adverse affect on the ability of a person or group to obtain representation on or control of the Board through a proxy contest. Nonetheless, the Rights Plan may have the effect of dissuading a potential acquiror from making an offer for all the outstanding shares of Common Stock at a price that represents a premium to the then current trading price.

         Moreover, the Board of Directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges, and preferences of those shares. Such issuance could adversely affect the holders of Common Stock, and could discourage a third party from acquiring a majority of the Company's outstanding voting stock.

         Additionally, the Board of Directors of the Company has adopted certain amendments to the Company's By-laws intended to strengthen the Board's position in the event of a hostile takeover attempt. The By-law provisions have the following effects: (1) they provide that only persons who are nominated in accordance with the procedures set forth in the By-laws shall be eligible for election as directors of the

Corporation, except as may be otherwise provided in the By-laws; (2) they provide that only business brought before the annual meeting by the Board of Directors or by a stockholder who complies with the procedures set forth in the By-laws may be transacted at an annual meeting of stockholders; (3) they provide that only the Chairman of the Board, if any, the Chief Executive Officer, the President, the Secretary, or a majority of the Board of Directors may call special meetings of the stockholders of the Company; (4) they establish a procedure for the Board of Directors to fix the record date whenever stockholder action by written consent is undertaken, and (5) they require a vote of holders of two-thirds of the outstanding shares of Common Stock to amend certain By-law provisions.

         Furthermore, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

         Absence of Cash Dividends on Common Stock. The Company has never declared or paid cash dividends on its Common Stock, and does not anticipate doing so in the foreseeable future.

Forward-Looking Statements

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as the attainment of pharmaceutical development milestones or the receipt of regulatory approval or the entering into of licensing or partnership arrangements and other similar matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from the Company's expectations, including the risk factors discussed in this Prospectus and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. The Company assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

         The amount of proceeds to be received by the Company upon the exercise of the Options by the Option Holders will depend upon the extent to which the options are exercised. The Company intends that the net proceeds from the sale of the Shares offered hereby will be added to its general corporate funds and used for general corporate purposes.


                             DESCRIPTION OF THE PLAN

General

         A copy of the Plan has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The summaries of certain provisions of the Plan do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Plan, including the definitions therein of certain terms. Copies of the Plan and additional information and the Plan's administrator may be obtained by contacting the Company. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to such terms in the Plan.

Purpose

         On January 9, 1998, the Company completed the sale of its chiral intermediate business, including rights to Celgene's enzymatic technology and the personnel associated with this line of business, to Cambrex Corporation ("Cambrex"). The terms provided for a payment of $7.5 million at closing, plus future royalties payments up to a present value of $7.5 million from Cambrex's sales of chirally pure products derived from such enzymatic technology. The purpose of the Plan is to give the Transferred Employees (as defined below) a proprietary interest in the Company through the ownership of Common Stock. Such ownership will provide such persons, whose efforts will directly benefit the Company, with a stake in the future welfare of the Company, as well as an incentive to remain with the chiral intermediate business of Cambrex. The term "Transferred Employees" refers to those former employees of Celgene who became Cambrex's employees pursuant to Celgene's sale of its chiral intermediate business, and who were holders of options to purchase shares of Common Stock granted under the Company's 1986 Stock Option Plan (the "1986 Plan") and/or 1992 Long-Term Incentive Plan (the "1992 Plan") that expired 30 days after the termination of such persons' employment with the Company pursuant to the provisions of the 1986 Plan and the 1992 Plan (the "Expired Options"). As replacement for their Expired Options, the Transferred Employees received options to purchase shares of Common Stock under the Plan. The Board of Directors of the Company adopted the Plan on January 30, 1998.

Administration of the Plan

         The Plan is administered by the Management Compensation and Development Committee (the "Committee") as appointed from time to time by the Board of Directors of the Company. Subject to the provisions of the Plan and any guidelines established by the Board of Directors, the Committee from time to time has authority to determine the terms and conditions of all Options, including, but not limited to, the persons to whom, and the time or times at which the Options shall be granted, the number of shares subject to each Option, the duration of each Option, and other terms and provisions of each Option.

Shares covered

         The aggregate number of shares that may be issued under the Plan is 120,000. As of May 15, 1998, the total number of shares of Common Stock subject to Options granted under the Plan was 90,118.

The shares of Common Stock available under the Plan may be authorized and unissued shares or previously issued shares acquired or to be acquired by the Company and held in treasury. Notwithstanding the foregoing, the Board of Directors may provide for certain adjustments in the maximum number of shares subject to the Plan upon certain changes in capitalization. See "Adjustments Upon Changes of Capitalization and Change of Control Provisions."

Terms

         (a) Eligibility. The Options may be granted only to the Transferred Employees.

         (b) Grant of Options. Pursuant to the Plan, all Options must be granted on the date of expiration of the Expired Options (i.e., on the 31st day after the date of termination of employment of the Transferred Employees with the Company).

         (c) Option Price. The purchase price under each Option may not be less than 100% of the fair market value of the Common Stock at the time the Option is granted and not less than the par value of such Common Stock.

         (d) Medium and Time of Payment. Stock purchased pursuant to the exercise of an Option must at the time of purchase be paid for in full in cash, or with shares of Common Stock, or a combination of cash and Common Stock to be valued at the fair market value on the date of such exercise; provided, however, that any shares of Common Stock so delivered must have been beneficially owned by the optionee for a period of not less than six months prior to the date of exercise. The Plan also requires the optionee to pay, or make provision satisfactory to the Company for the payment of, any taxes (other than stock transfer taxes) which the Company is obligated to collect with respect to the issue or transfer of Common Stock upon such exercise. At the discretion of the Committee, such taxes may be paid in cash or by tender of the Option holder or withholding by the Company of the number of shares of Common Stock whose fair market value equals the amount required to be withheld. At the discretion of the Committee, such taxes may be paid by the Company.

         (e) Vesting Period. The vesting period and time for exercising an Option is prescribed by the Committee in each particular case; provided, however, that no Option may be exercised after 10 years from the date it is granted.

          As of May 15, 1998, the total number of shares of Common Stock subject to Options granted under the Plan was 90,118. All such outstanding Options are exercisable at a price of $8 per share and vest in four equal annual installments. The first installment vested on February 9, 1998, the date of grant of all outstanding Options.

Termination and Amendment of the Plan

         The Plan terminates on December 31, 1998, or on such earlier date as the Board of Directors of the Company may determine. Any Option outstanding at the termination date shall remain outstanding until it has either expired or has been exercised.

Adjustments upon Change in Capitalizations and Change of Control Provisions

         The Plan provides for certain adjustments to the maximum number of shares issuable under the Plan, the related fair market value thereof as of the date of grant, and the number of shares deliverable upon the exercise of any Options, upon increase of Common Stock dividends, splits, subdivisions or combinations in any fiscal year which exceed in the aggregate 5% of the Common Stock issued and outstanding at the beginning of such year.

         In the event of a merger, consolidation, reorganization, or liquidation of the Company, the Board of Directors of the Company or the board of directors of any corporation assuming the obligations of the Company, shall either (i) make appropriate provisions for the protection of any Options by the substitution on an equitable basis of appropriate stock or other property of the Company or the corporation assuming the obligations of the Company, provided that such substitution comply with Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) give written notice to optionees that their Options must be exercised within 30 days of the date of such notice or they will be terminated.

         In addition, the Plan provides that, following a Change in Control (as defined in the Plan), the Committee, in its sole discretion may provide (i) that all outstanding Options granted shall become vested and immediately exercisable in full, or (ii) for the purchase of any Option by the Company for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Options, over the aggregate exercise price of such Options. Change in Control Price means the higher of (x) the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company, or (y) the highest sales price as reported on Nasdaq at any time during the sixty-day period preceding a Change in Control. In addition, the Committee shall have the authority at any time or from time to time to accelerate the vesting of any Option and to permit any Option to become immediately exercisable.

Non-assignability

         The Plan provides that no Option shall be assignable or transferable by the recipient other than by will or by the laws of descent and distribution. During the lifetime of a recipient, the Options shall be exercisable only by him or his legal representative. No Option or interest therein shall be pledged, attached or otherwise encumbered other than in favor of the Company.


Certain Federal Income Tax Consequences

         The following summary of certain federal income tax consequences of the grant of Options under the Plan is based on the Code, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from the acquisition, holding, exercise, transfer or disposition of an Option or the shares of Common Stock purchasable thereunder.

         Options granted under the Plan are intended to be non-qualified stock options. An optionee will realize no taxable income at the time he or she is granted a non-qualified stock option. Such conclusion is predicated on the assumption that, under existing Treasury Department regulations, a non-qualified stock option, at the time of its grant, has no readily ascertainable fair market value. Ordinary income will be realized when a non-qualified stock option is exercised. The amount of such income will be equal to the excess of the fair market value on the exercise date of the shares of Common Stock issued to an optionee over the exercise price. The optionee's holding period with respect to the shares acquired will begin on the date of exercise.

         The tax basis of the stock acquired upon the exercise of any Option will be equal to the sum of (i) the exercise price of such Option and (ii) the amount included in income with respect to such Option. Any gain or loss on a subsequent sale of the stock will be either a long-term or short-term capital gain or loss, depending on the optionee's holding period for the stock disposed of. If the Common Stock is held for more than eighteen months after the date of exercise the optionee will be taxed at a lower rate applicable to capital gains for such optionee. Capital gains rates may be further reduced in the case of a longer holding period. Subject to the limitation under Sections 162(m) and 280G of the Code, the Company may be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of the Option.


         BECAUSE THE TAX CONSEQUENCES TO A PLAN PARTICIPANT MAY VARY DEPENDING ON HIS OR HER INDIVIDUAL CIRCUMSTANCES, EACH PLAN PARTICIPANT SHOULD CONSULT HIS OR HER PERSONAL TAX ADVISOR REGARDING THE FEDERAL AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO HIM OR HER.


                              PLAN OF DISTRIBUTION

         The Shares may be issued from time to time by the Company upon exercise of the Options. See "Description of the Plan."


                                  LEGAL OPINION

         The validity of the shares of Common Stock being offered hereby that are originally issued has been passed upon for the Company by Proskauer Rose LLP, New York, New York.


                                     EXPERTS

         The financial statements of Celgene Corporation as of December 31, 1996 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                                 120,000 SHARES


                               CELGENE CORPORATION



                                  COMMON STOCK

                                   PROSPECTUS













                                  May 29, 1998